Exhibit 99

               I-trax Signs $3 Million Agreement With Insurer UICI

PHILADELPHIA, Oct. 1, 2002 /PRNewswire-FirstCall/ -- I-trax, Inc. (OTC Bulletin
Board: IMTX - News), a population health management solutions company, announced today that it closed an agreement valued at approximately $3 million with UICI to license I-trax's software applications, particularly MyFamilyMD(TM) and CarePrime(R). As a result of this deal, UICI will be the exclusive provider of I-trax software solutions to the student health market.

Through its web-based services MyFamilyMD(TM) and CarePrime(R), I-trax connects students to their college or university health centers, providing them online access to secure and confidential electronic appointment requests, lab results, prescription refill requests and explanation of benefits. I-trax also provides solutions that enable students to build their personal health record, utilize private and secure messaging, receive targeted health education content and complete required school health forms. Six colleges and universities have already selected I-trax's Student Health Solutions through a strategic relationship with UICI's wholly owned subsidiary, Student Resources, based in St. Petersburg, Florida. These schools include Albany Medical College, Carnegie Mellon University, Creighton University, Florida State University, Kent State University and Medical College of Georgia. Together, these schools represent an enrolled student population of more than 77,000.

The agreement between I-trax and UICI includes: a $2.5 million software license fee, exclusivity in the student health market and approximately $500,000 for supporting software development projects.

It was also announced that I-trax and UICI are discussing a joint marketing agreement to pursue other business opportunities.

"I-trax provides an excellent value-added platform to our key offerings by connecting students with their health centers," said Steven K. Arnold, Executive Vice President of UICI. "This platform should also provide UICI with operational efficiencies for claim filing, explanation of benefits and other administrative tasks. We look forward to working with I-trax to incorporate their solutions into our other lines of business in the near future."

Frank A. Martin, Chairman and CEO of I-trax, added, "The selection of our health management software by UICI, a major health insurance company, validates our solutions within a highly competitive marketplace. We eagerly anticipate exploring additional business opportunities with UICI."

About UICI

UICI (headquartered in Dallas, Texas) through its subsidiaries offers insurance (primarily health and life) and selected financial services to niche consumer and institutional markets. Through its Self Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company's dedicated agency field forces, UGA -- Association Field Services and Cornerstone Marketing of America. Through its Group Insurance Division, UICI provides tailored health





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insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve and markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets, and the Company's Senior Market Division provides long-term care insurance and Medicare supplement insurance products to the senior age market. The Company's Academic Management Services Corp. unit (headquartered in Swansea, Massachusetts) seeks to provide financing solutions for college and graduate school students, their parents and the educational institutions they attend by marketing, originating, funding and servicing primarily federally guaranteed student loans and by providing student tuition installment payment plans. In 2002, UICI was added to the Standard & Poor's Small Cap 600 Index.

About I-trax

I-trax combines health information and care coordination services to provide a portfolio of integrated health management solutions to payors, providers and employers to improve the quality of health and wellness for populations. Utilizing a common data platform, the Medicive(R) Medical Enterprise Data System, I-trax solutions enable true coordination of care through the utilization of shared records by all caregivers. These solutions are tested and proven in real-world settings including Walter Reed Army Healthcare System, Office of Attending Physician, US Congress, and the Pentagon, Presbyterian Health Plan, CalOptima and Los Angeles County-USC Medical Center. I-trax is headquartered in Philadelphia, Pennsylvania, and has offices in Omaha, Nebraska and Reston, Virginia. More information is available at http://www.i-trax.com.

Statements regarding aspects of I-trax's business and its expectations as to the license and other agreements with UICI set forth herein or otherwise made by I-trax may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although I-trax believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that might cause or contribute to such differences include, but are not limited to, whether I-trax and UICI will in fact collaborate as contemplated in their agreements, ability of I-trax and UICI to obtain interest in I-trax's software offering from clients, demand for the solutions described in this press release and changing economic conditions. These and other risks pertaining to I-trax are described in greater detail in I-trax's periodic filings with the Securities and Exchange Commission.

CONTACT:
Janice L. MacKenzie
I-trax, Inc.
(215) 557-7488 x109
jmackenzie@i-trax.com
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Linda Jasper
Keatingpr
(973) 921-2003
ljasper@keatingpr.com
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Jonathan Fassberg
The Trout Group LLC
(212) 477-9007
jfassberg@troutgroup.com
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